Exhibit 99.1	Sybase, Inc. Internal Communication dated January 5, 2006
Since its inception, Financial Fusion has been very committed and focused on delivering online and corporate banking solutions. We successfully won major deals with Citizens Bank, Fifth Third, and Bank of China, among others. We have built a solid customer base with references to compete in the market. In 2006, we will continue to expand in other geographies, mainly through partners and distributors.
At the beginning of last year, we integrated the Financial Fusion engineering team with ITSG under Raj Nathan. This allowed us to leverage the much larger ITSG engineering resources necessary to create and deliver a much more robust product roadmap. We are well positioned to deliver key functionalities and enhancements.
The next phase is to further strengthen the business with higher growth and profitability. This will require a much broader field infrastructure. To achieve this goal, we will need to leverage the NAO and IFO sales organizations. To that end, I’ve asked Tom Sheehan to manage the Financial Fusion North America operations reporting directly to Steve Capelli. Raymond Yu will continue to manage the Financial Fusion Asia Pacific operations reporting to Thomas Volk. This arrangement will continue to provide the necessary focus on the business, the customers, and the partners. Please provide Tom and Raymond your full support.
Dick Moore will leave the company at the end of February. I’m grateful for his many contributions in the past and his continued support during this transition period. We wish him the very best in his future endeavors.